Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into on July 1, 2018, by and between Warrior Met Coal, Inc. (the “Company”) and Michael T. Madden (“Consultant”). The Company and Consultant may be referred to herein collectively as the “Parties” and individually as a “Party.”

Recitals:

A.    Consultant will be employed by the Company as Chief Commercial Officer through June 30, 2018.

B.    Consultant has gained valuable expertise regarding the Company and its commercial operations through his employment with the Company, and the Company desires to avail itself of various consulting services of Consultant.

C.    Subject and pursuant to the terms and conditions of this Agreement, the Company desires that Consultant provide various consulting services to the Company, and Consultant desires to provide such consulting services to the Company as more specifically provided herein.

Agreement:

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements of the Parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.Engagement. The Company hereby engages Consultant, and Consultant hereby accepts such engagement with the Company, to provide certain consulting services to the Company as more specifically described in Section 3 hereof, all in accordance with and subject to the terms and conditions set forth in this Agreement.

2.    Term.

(a)The initial term of this Agreement shall commence on July 1, 2018 (the “Effective Date”) and shall continue thereafter until December 31, 2018 (the “Term”). The Term of this Agreement may be extended by mutual agreement of the Parties. Either Party may terminate this Agreement at any time by providing the other Party with written notice in accordance with Section 9(a) of this Agreement.

(b)The expiration or termination of this Agreement shall not relieve any Party of any obligations that may have accrued under this Agreement prior to such expiration or termination or that, by their nature, survive such expiration or termination of this Agreement, including without limitation the terms and conditions of Sections 5 and 6 of this Agreement.

3.    Consulting Services.

(a)During the Term, Consultant agrees to provide the consulting services to the Company as specifically requested by the Chief Executive Officer and other senior officers of the Company (the “Services”).

(b)    During the Term, Consultant agrees: (i) to devote sufficient time and efforts to performing and providing the Services and all other duties of Consultant described in this Agreement as the Company may request; and (ii) to act in good faith at all times in rendering such Services for and on behalf of the Company and performing all other duties required of Consultant under this Agreement.
(c)    The Company shall not control the manner or means by which Consultant performs the Services, including, but not limited to, the time and place Consultant performs the Services; provided, however, that Consultant shall perform the Services in accordance with all applicable laws, rules, regulations, standards, policies, procedures and bylaws of all applicable regulatory authorities and all applicable policies and procedures of the Company.
(d)    The Company shall provide Consultant with access to its premises to the extent necessary for the performance of the Services.
4.    Compensation. As consideration for the Services rendered by Consultant, during the Term, the Company agrees to compensate and reimburse Consultant as follows:

(a)    The Company shall pay Consultant (i) a monthly retainer in the amount of $10,000 and (ii) an additional $1,000 per day for each day that Consultant is required to travel to and provide services for the Company’s clients, payable in accordance with the customary accounts payable practices of the Company.
(b)    Following the conclusion of the Term on December 31, 2018, Consultant may be entitled to receive, in the sole discretion of the Compensation Committee of the Board of Directors, an amount equal to the pro rata portion of the annual cash incentive award that Consultant would have been eligible to receive had he remained an employee of the Company through December 31, 2018.
(c)    The Company shall reimburse Consultant for all reasonable expenses incurred in connection with the provision of the Services upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified by the Company.
5.    Restrictive Covenants.
(a)    Non-Solicitation. In consideration of Consultant’s engagement and receipt of payments hereunder, during the period commencing on the Effective Date and ending twenty-four (24) months after the conclusion of the Term, Consultant shall not directly, or indirectly through another person, (x) induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries to leave the employ or services of the Company or any of its affiliates or subsidiaries, or in any way interfere with the relationship between the Company or any of its affiliates or subsidiaries and any employee, representative, agent or consultant thereof, (y) hire any person who was an employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries at any time during the twelve-month period immediately prior to the date on which such hiring would take place or (z) directly or indirectly call on, solicit or service any customer, supplier, licensee, licensor, representative, agent or other business relation of the Company or any of its affiliates or subsidiaries in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company or any of its affiliates or subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, representative, agent or business relation of the Company or any of its affiliates or subsidiaries. No action by another person or entity shall be deemed to be a breach of this provision unless Consultant directly or indirectly assisted, encouraged or otherwise counseled such person or entity to engage in such activity.
(b)    Non-Competition. Consultant hereby acknowledges that it is familiar with the Confidential Information (as defined below) of the Company and its subsidiaries. Consultant acknowledges and agrees that the Company would be irreparably damaged if Consultant were to provide services to any person competing with the Company or any of its affiliates or subsidiaries or engaged in a similar business and that such competition by Consultant would result in a significant loss of goodwill by the Company. Therefore, Consultant agrees that during the period commencing on the Effective Date and ending twelve (12) months after the conclusion of the Term, Consultant shall not (and shall cause each of Consultant’s or its affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business engaged directly or indirectly, in the Geographic Area (as defined below), in the business of the Company and its subsidiaries as currently conducted or proposed to be conducted as of the conclusion of the Term; provided, that nothing herein shall prohibit Consultant from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such persons has any active participation in the business of such corporation. For purposes of this Agreement, the “Geographic Area” shall mean North America.

(c)    Non-Disclosure; Non-Use of Confidential Information. Consultant shall not disclose or use at any time, either during Consultant’s engagement with the Company or at any time thereafter, any Confidential Information of which Consultant is or becomes aware, whether or not such information is developed by Consultant, except to the extent that such disclosure or use is directly related to and required by Consultant’s performance in good faith of duties assigned to Consultant by the Company. Consultant will take all appropriate steps to safeguard Confidential Information in Consultant’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Consultant shall deliver to the Company at the termination of Consultant’s engagement with the Company, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the “Work Product” (as defined in Section 5(e)(ii)) of the business of the Company and its subsidiaries (the “Company Group”) that Consultant may then possess or have under Consultant’s control.
(d)    Proprietary Rights. Consultant recognizes that the Company Group possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Consultant, except as otherwise agreed between the Company Group and Consultant in writing. Consultant expressly agrees that any Work Product made or developed by Consultant or Consultant’s agents during the Term, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company Group. Consultant further agrees that all Work Product developed by Consultant (whether or not able to be protected by copyright, patent or trademark) during the Term, or involving the use of the time, materials or other resources of the Company Group, shall be promptly disclosed to the Company Group and shall become the exclusive property of the Company Group, and Consultant shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.
(e)    Certain Definitions.
(i)As used herein, the term “Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Consultant’s unauthorized disclosure) and that is used, developed or obtained by the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by Consultant while engaged by the Company Group concerning (A) the business or affairs of the Company Group, (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets, and (O) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Consultant’s unauthorized disclosure) prior to the date Consultant proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(ii)    As used herein, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company Group’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Consultant (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while engaged by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

(f)     Enforcement. If Consultant commits a breach of any of the provisions of this Section 5 or Section 6 below, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Consultant that the services being rendered hereunder to the Company Group are of a special, unique and extraordinary character and that any such breach will cause irreparable injury to the Company Group and that money damages will not provide an adequate remedy to the Company Group. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, Consultant consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement (without posting a bond or other security) if the Company establishes a violation of Section 5 or 6 of this Agreement.
(g)    Blue Pencil. If, at any time, the provisions of this Section 5 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Consultant and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
(h)    Tolling. The periods during which the covenants set forth in this Section 5 shall survive shall be tolled during (and shall be deemed automatically extended by) any period during which Consultant is in violation of any such covenants, to the extent permitted by applicable law.
(i)    CONSULTANT ACKNOWLEDGES THAT CONSULTANT HAS CAREFULLY READ THIS SECTION 5 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS CONSULTANT CONSIDERED NECESSARY AND THAT CONSULTANT UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.
5.Non-Disparagement. During the Term and at all times thereafter, neither Consultant nor Consultant’s agents, on the one hand, nor the Company formally, or its executives or board of directors, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Consultant or Consultant’s agents, Company Group, any of Company Group’s officers, directors or employees, Apollo, GSO, KKR, or Franklin or any affiliate thereof). The foregoing shall not be violated by truthful responses to (i) legal process or governmental inquiry or (ii) by private statements to Company Group or any of Company Group’s officers, directors or employees; provided, that in the case of Consultant, with respect to clause (ii), such statements are made in the course of carrying out Consultant’s duties pursuant to this Agreement.

6.Confidentiality of Agreement. The Parties agree that the consideration furnished under this Agreement, the discussions and correspondence that led to this Agreement, and the terms and conditions of this Agreement are private and confidential. Except as may be required by applicable law, regulation, or stock exchange requirement, neither Party may disclose the above information to any other person or entity without the prior written approval of the other.

7.Relationship of the Parties.

(a)The Parties intend that the relationship between them created under this Agreement is that of independent contractors only. Consultant shall not be considered an employee or agent of the Company for any purpose. The Company is interested only in the results obtained from Consultant in connection with the Services performed by Consultant and rendered to the Company pursuant to this Agreement and the manner and means of performing such Services are subject to Consultant’s sole control. Other than as provided for in this Agreement, the Consultant has no authority to act on behalf of or bind the Company or any of the Company’s affiliates.

(b)Without limiting Section 8(a), Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees (for purposes of clarity, however, except as provided under federal law with respect to benefits obtainable by Consultant at Consultant’s sole expense pursuant to COBRA), and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

9.Miscellaneous Provisions.

(a)    Notices. Any notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when: (i) personally delivered; or (ii) three business days after mailing, postage prepaid, by certified mail; or (iii) one business day after being delivered by a nationally recognized, reputable overnight delivery service, addressed as follows:
If to the Company:

Warrior Met Coal, Inc.
16243 Highway 216
Brookwood, Alabama 35444
Attention: General Counsel

If to Consultant:

Michael T. Madden
[Home address]

or such other address as the Parties may designate by giving notice in accordance with this Section 9(a).

(b)    Further Assurances. Consultant and the Company shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purpose of this Agreement.
(c)    Counterparts. This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one agreement notwithstanding that all signatories are not signatories to the original or the same counterpart. Executed counterparts delivered by facsimile or electronic mail shall be deemed originals for all purposes hereof.
(d)    Headings. The headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense.
(e)    Entire Agreement. This Agreement, along with the Separation Agreement, General Release, and Waiver by and between the Parties, contain the entire agreement of the Parties with respect to the subject matter hereof, and supersede any prior agreement, arrangement or understanding, whether oral or written, between the Parties concerning the obligations of the Parties hereunder.
(f)    Severability. Should any court of competent jurisdiction decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void, unreasonable or unenforceable, in whole or in part, such determination shall not affect any other provision or part of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void, unreasonable or unenforceable provision, clause or term (or any part thereof) had not been included herein; provided, however, that (i) any such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and (ii) with respect to any such void, unreasonable or unenforceable provision, clause or term, it is the express intent of the Parties hereto that such court of competent jurisdiction modify such provision, clause or term, to the extent possible, in order to make it reasonable and enforceable under the circumstances.

(g)    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to the conflict of law provisions thereof.
(h)    Modification. This Agreement may only be waived, changed, modified or extended by a writing signed by the Party against whom enforcement of any waiver, change, modification, or extension is sought. No waiver by either Party hereto at any time of any breach by the other Party hereto of any covenant, condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or at any prior or subsequent time.
(i)    Assignment. Neither this Agreement, nor any of the rights and obligations hereunder, may be assigned, transferred or delegated by Consultant without the express prior written consent of the Company, which consent may be withheld by the Company for any reason it deems appropriate. Subject to the preceding sentence, this Agreement shall be binding upon the heirs, legal representatives, successors and permitted assigns of the Parties.
[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be duly executed as of the Effective Date.

THE COMPANY:
WARRIOR MET COAL, INC.

By: /s/ Kelli K. Gant
Name: Kelli K. Gant
Title: Chief Administrative Officer

CONSULTANT:

/s/ Michael T. Madden
Michael T. Madden